Exhibit 99.1

BSD-2000/3D/MR System Given ‘Grand Opening’ at Erlangen University Medical School

SALT LAKE CITY--(BUSINESS WIRE)--BSD Medical Corp. (AMEX: BSM) today released the translated text of a letter announcing the Grand Opening for a new BSD-2000/3D/MR in conjunction with the system’s installation at Erlangen University Medical School in Erlangen, Germany. The introduction was written by Dr. Rolf Sauer.

Rolf Sauer, MD, is Chairman and CEO of the Erlangen University Medical School Comprehensive Cancer Center. Dr. Sauer also serves as the editor of the longest running scientific publication in radiation oncology, Strahlentherapie und Onkologie. He was Chairman of the Erlangen University Medical School from 1996 until 2006, and was recently awarded the Order of Merit of the German Republic, the German Cancer Award, and is also an honorary member of the Radiological Society of North America (RSNA). Dr. Sauer’s letter is as follows:

Dear colleagues and friends,

It is with great pleasure that we announce the Grand Opening of the world’s most advanced system for clinical hyperthermia treatment, made possible by close collaboration between BSD Medical Corporation and Siemens Medical Solutions.

Erlangen University Medical School has chosen to become the third site for a MR Hybrid Hyperthermia System [the BSD-2000/3D/MR] in Germany because of outstanding results from eminent research in the field of MR-Hybrid Hyperthermia at the Charite University Medical School in Berlin, made possible by a special research grant of the German Federal Research Council (SFB 273 of the DFG Deutsche Forschungsgemeinschaft), as well as at the Grosshadern Campus of the Munich University Medical School (promoted by the German Cancer Aid Foundation (Stiftung Deutsch Krebshilfe e.V.)).

Hyperthermia is the most effective modality for sensitization of malignant tumors for radiation. The Erlangen Department of Radiation Oncology has been engaged with the application of microwave based clinical hyperthermia for many years. Advanced cervical cancer, locally recurring rectal cancer, recurrent breast cancer, bladder cancer, soft tissue sarcoma and malignant melanoma are all treated by adjuvant hyperthermia in the frame of national and international [investigational] treatment protocols. Other tumor entities are currently under consideration to be addressed . . . Such a hybrid system provides noninvasive access to treatment parameters such as thermal dose, tumor and tissue perfusion in the form of specially coded MR images. This allows experimental access to a vast field of innovative clinical applications and experimental research.

The team of the Department of Radiation Oncology of the Erlangen UMS would be most pleased if you could attend the celebration of the Grand Opening of this most innovative system.

Rolf Sauer MD, Chairman

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT:
BSD Medical Corporation, Salt Lake City
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